EXHIBIT 99.1

Simmons First National Corporation Announces Agreement to Acquire Hardeman County Investment Company, Inc.

PINE BLUFF, Ark., Nov. 17, 2016 (GLOBE NEWSWIRE) -- Simmons First National Corporation (NASDAQ:SFNC) announced today that it has entered into a definitive agreement and plan of merger (“Agreement”) with Hardeman County Investment Company, Inc. (“Hardeman”), headquartered in Jackson, Tennessee, including its wholly-owned bank subsidiary, First South Bank (“FSB”).  According to the terms of the Agreement, Simmons First National Corporation (“Simmons” or “Company”) will acquire all of the outstanding common stock of Hardeman in a transaction valued at approximately $72.2 million (based on the Company’s common stock ten-day average closing price as of November 15, 2016).

“The combination of First South Bank and Simmons Bank presents a great opportunity for additional growth with expanded products and services in markets very important to our company.  The addition of First South Bank strengthens our presence in western Tennessee and gives us a partner that shares common goals, experiences, cultures, and reputations as outstanding community bankers and corporate citizens,” said George A. Makris, Jr., Simmons’ Chairman and CEO.  “For over one hundred years, the leadership of FSB has been dedicated to building a franchise focused on excellence in customer service.  That’s a tradition we highly value, and one we certainly intend to continue to observe.”

Hardeman’s Financial Highlights (as of September 30, 2016):

  Assets:             $464 million
  Loans:              $260 million
  Deposits:          $372 million
  Branches:         10 in western Tennessee

“We at Hardeman are thrilled about the merger of our company with Simmons,” said C. Edward “Ed” Woodside, Hardeman’s Chairman.  “Simmons’ roots in similar markets and commitment to meeting the financial service needs of its customers give me every confidence that we have found the perfect strategic partner.  We are excited about the additional products and services Simmons brings to the table for our customers, and we have no doubt that our associates will benefit from being a part of a fast-growing, top-notch banking organization.”

Under the terms of the Agreement, each outstanding share of common stock and equivalents of Hardeman will be converted into the right to receive 4.8393 shares of the Company’s common stock and $181.47 in cash, all subject to certain conditions and potential adjustments.  Completion of the transaction is expected in the first quarter of 2017 and is subject to certain closing conditions, including approval by Hardeman’s shareholders and customary regulatory approvals.  After closing, FSB is expected to continue operations as a separate bank subsidiary of Simmons for an interim period until it is merged into Simmons Bank.

Simmons was advised by Keefe, Bruyette & Woods, Inc., a Stifel company.  Hardeman was advised by Olsen Palmer LLC.

About Simmons First National Corporation

Simmons is a financial holding company, headquartered in Pine Bluff, Ark., with total assets of $8.2 billion conducting financial operations throughout Arkansas, Kansas, Missouri and Tennessee. The Company, through its subsidiaries, offers comprehensive financial solutions delivered with a client-centric approach. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”

Conference Call

Simmons’ management will conduct a conference call to review this information beginning at 10:00 a.m. Central Time on Friday, November 18, 2016. Interested persons can listen to this call by dialing toll-free (866) 298-7926 (United States and Canada only) and asking for the Simmons First National Corporation conference call, conference ID 17032639. In addition, the call will be available live or in recorded version on the Company's website at www.simmonsbank.com.

Additional information regarding the acquisition is provided in a supplemental presentation available under the "Investor Relations" section on the Company's website at www.simmonsbank.com.

Forward Looking Statements

Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements of this type speak only as of the date of this news release.  By nature, forward-looking statements involve inherent risk and uncertainties.  Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements.  Forward-looking statements regarding the Hardeman acquisition are based on currently available information.  Actual results could differ materially after the consummation of this acquisition.  Additional information on factors that might affect Simmons First National Corporation’s financial results is included in its Form 10-K filing with the Securities and Exchange Commission.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with this proposed transaction, the Company will file a registration statement on Form S-4, and Hardeman will file proxy statement/prospectuses and other relevant documents concerning the proposed transactions with the SEC. Investors and security holders are urged to read the registration statement and the proxy statements/prospectuses and any other relevant documents filed with the SEC when they become available. These materials may be obtained free of charge at the SEC’s website at www.sec.gov or from the Company by directing such request to: Investor Relations, Simmons First National Corporation, 501 Main Street, P.O. Box 7009, Pine Bluff, AR 71611-7009 or from the Company’s Investor Relations page on its corporate website at www.simmonsbank.com.

FOR MORE INFORMATION CONTACT:

J. BURTON HICKS
SVP and Investor Relations Officer
Simmons First National Corporation
(870) 541-1000